Exhibit 4.42

Execution Copy

[Note: Translation from the original agreement in Chinese]

Sixth Amended and Restated Loan Agreement

The Sixth Amended and Restated Loan Agreement is executed on December 26, 2012 by the following parties:

eLong, Inc. (“Party A”)

Legal Address: 4th Floor, Hutchence David Century Garden, George Town, Grand

Cayman, Cayman Islands

Guangfu Cui (“Party B”)

Residence: No.1, Xiang Hongqi Street, Haidian District, Beijing

ID No.: 110108196902010857

Each party hereto shall be called a “Party” and together the “Parties”

Whereas:

1.	Party A is a company registered in Cayman Islands; Party B is a citizen of the People’s Republic of China. Party B holds 50.0% equity interest in Beijing Asiamedia Interactive Advertising Co., Ltd. (“Beijing Media”). eLongNet Information Technology (Beijing) Co., Ltd. (“eLongNet Technology”) is a wholly foreign owned enterprise established by Party A and registered and validly existing under the laws of PRC.

2.	Party A and Party B previously entered into a Fifth Amended and Restated Loan Agreement on June 11, 2010, under which Party A provided Party B a loan of RMB500,000.

3.	Party A and Party B, the two parties, now hereby amend and restate the Fifth Amended and Restated Loan Agreement, dated June 11, 2010.

NOW THEREFORE, Party A and Party B through friendly negotiations hereby agree to and abide by the agreement as set forth below:

1.	Party A agrees to provide Party B with a loan of RMB500,000, in accordance with the terms and conditions under the Agreement; Party B agrees to accept this loan. For the avoidance of doubt, the Parties confirm that Party A has already provided this loan to Party B.

2.	Party B agrees that the loan shall be used only as the paid-in registered capital of Beijing Media or to be invested in Beijing Media in other forms. Party B shall not use the loan for any other purpose without the written consent of Party A.

3.	In order to ensure that Beijing Media’s cashflow meets the requirements of its daily operations and covers for any losses, to the extent permitted by PRC law, Party A shall provide financial support to Beijing Media, whose shares are held by Party A and Party B. Party A’s financial support shall be in the form of loans, and the Parties shall enter into additional agreements with respect to such support. If Beijing Media is incapable of repaying such loans, Party A agrees to not require Beijing Media to make such repayment.

4.	The following are preconditions to the loan provided by Party A to Party B:
(1)	Party B and eLongNet Technology have formally executed an Equity Interest Pledge Agreement (“Equity Interest Pledge Agreement”), according to which Party B agrees to pledge all its equity interests in Beijing Media to eLongNet Technology.

(2)	Party A and Party B have formally executed an Exclusive Purchase Right Agreement as set forth in Section 5 below (“Exclusive Purchase Right Agreement”), according to which, to the extent permitted by PRC law, Party B grants Party A the right to purchase all or part of their equity interests in Beijing Media.
(3)	The above-mentioned Equity Interest Pledge Agreement and Exclusive Purchase Right Agreement are in full effect, and no party is in breach of the foresaid agreements. In addition, all relevant filing procedures, approvals, authorizations, registrations and governmental proceedings (if needed) have been obtained or completed.
(4)	The representations and warranties of Party B under Section 9 are true, complete, correct and not-misleading.
(5)	Party B has not breached any of its commitments under Section 10 and Section 11 of this Agreement. There is no existing or foreseeable event that may affect Party B’s performance of the obligations hereunder.

5.	Party A and Party B hereby agree and confirm that, as permitted by and within the scope of PRC law, Party A has the right but not the obligation, at any time, to buy or designate other persons (legal person or natural person) to purchase all or a portion of the equity interest of Party B in Beijing Media (the “Purchase Right”); provided that Party A shall notify Party B in writing of the purchase of equity interests. Once Party A has issued the written notice on executing the purchase right, Party B shall immediately transfer their equity interests in Beijing Media to Party A or any other person as designated by Party A at the original investment price or other price as agreed by Party A. Party A and Party B agree to sign an exclusive purchase right agreement in respect of the aforesaid matters.

6.	Party B agrees that, once it transfer its equity interest in Beijing Media to Party A or such person designated by Party A pursuant to the terms of the exclusive purchase right agreement, any proceeds raised from the transfer shall be paid promptly to Party A as repayment of the loan under this Agreement.

7.	The Parties agree and confirm that, unless otherwise set forth in this Agreement, the loan under the Agreement shall be deemed an interest-free loan. However, in the event that an appraisal of is required under applicable law at the time of the shareholding transfer stipulated in section 5, and the equity interest transfer price is higher than the principal of the loan, the amount greater than the principal shall be paid back to Party A as interest on the loan or cost of capital. If PRC law forbids such shareholding transfer, Party B shall pay the excess amount to Party A or entity or person designated by Party A in a manner in accordance with PRC law.

8.	The term for the loan hereunder is twenty (20) years, beginning on the date of execution of this Agreement (the “Loan Term”). Upon expiry of the Loan Term, the Loan Term shall be automatically extended for additional 20 year terms, and such extensions may be without limit. The effectiveness of this agreement shall be the same as the loan. Party A may unilaterally terminate this agreement or the Loan Term at any time by notice to Party B.

However, during the initial or any subsequent Loan Terms, the following events shall be deemed to be the immediate acceleration of the loan by Party A:

(1)	Party B quits from, or is dismissed by, Party A or its affiliates;
(2)	Party B becomes deceased or becomes a person without capacity or with limited capacity for civil acts;
(3)	Party B commits, or is involved in, a crime;
(4)	Any third party claims more than RMB100,000 against Party B; or
(5)	PRC law permits Party A or other person designated by Party A to invest in the internet information service business and other businesses of Beijing Media, and according to the Exclusive Purchase Right Agreement, Party A issues a written notification to Party B for the purchase of, and carries out the purchase, of their respective shareholding interest in Beijing Media.

At loan maturity, the relevant borrower (or its successor or transferee) shall promptly transfer its equity interest in Beijing Media to the person designated by Party A (or to Party A if permitted by PRC law). Any proceeds raised from the transfer shall be paid to Party A as the repayment of the loan and the right and obligations under this Agreement of such borrower shall terminate simultaneously.

9.	Party A represents and warrants to Party B that, on the execution date of this Agreement,
(1)	Party A is a company registered in, and validly existing under laws of, the Cayman Islands.
(2)	Party A has the right to enter into and perform this Agreement. Party A has the right, under its business scope, articles of association and other organizational documents, and power and has obtained all necessary and appropriate approval and authorization to enter into and perform this Agreement;
(3)	The execution and the performance of this Agreement does not contravene any laws, regulations, governmental approvals, authorizations, notifications, other government documents binding on Party A, and does not contravene any contracts Party A has executed with, or commitments made to, any third party; and
(4)	Upon execution, this agreement shall constitute a legal, valid and binding obligation of Party A, enforceable in accordance with its terms.

10.	Party B represents and warrants to Party A that, from the execution date to the termination date of this Agreement:
(1)	Beijing Media is a limited liability company registered and validly existing under the laws of PRC. Party B legally holds the share of Beijing Media;
(2)	Party B has the right to enter into and execute this Agreement. Party B has the right, under its articles of association and other organizational documents, and has obtained all necessary and appropriate approval and authorization to enter into and perform this Agreement;
(3)	The execution and the performance of this Agreement does not contravene any laws, regulations, governmental approvals, authorizations, notifications, other government documents binding on Party B, and does not contravene any contracts Party B has executed with, or commitments made to, any third party; and
(4)	Upon execution, this agreement shall constitute a legal, valid and binding obligation of Party B, enforceable in accordance with its terms.
(5)	Party B have fully paid the registered capital contributions for their equity in Beijing Media in accordance with applicable laws and regulations and have obtained capital contribution verification report issued by a qualified accounting firm;
(6)	Other than pursuant to the terms of the Equity Pledge Agreement, Party B have not created a pledge, mortgage or any other security, nor made a third party any offer to transfer their shareholding in Beijing Media, nor have they accepted an offer of any third party to purchase their equity, nor executed any agreement with a third party to transfer the shareholding of Party B;
(7)	There is no dispute, lawsuit, arbitration, administrative or other proceeding related to the shareholding of Beijing Media held by Party B, or any threatened dispute, lawsuit, arbitration, administrative or other proceeding involving Party B and/or the shareholding held by Party B; and
(8)	Beijing Media has completed all governmental approvals, authorizations, licenses, registrations, and filings to possess its assets and to carry out the business within the scope of its business license.

11.	Party B covenants that, during the term of this Agreement, they shall:
(1)	Unless specifically permitted by this Agreement, not sell, transfer, mortgage, dispose of in any other way, or create other security interest on, any of its shareholding in Beijing Media without Party A’s prior written consent;
(2)	Use the proceeds of the loan under this Agreement, only for equity investment in Beijing Media. Without the prior consent of Party A and Party B shall not transfer the shareholding to any third party or create, derive any benefit or set any mortgage thereon.
(3)	Unless requested by Party A, not, through any means, make early repayment of the loan.
(4)	Without Party A’s prior written consent, not to consent, support or execute any resolution in the shareholders’ meeting of Beijing Media for the sale, transfer, mortgage, any other disposal of Beijing Media’s shareholding or equity interest or to create any other security interest of Beijing Media’s legal right of equity or equity interest, unless the counterparty is Party A or those designated by Party A;

(5)	Without Party A’s prior written consent, not consent, support or execute any resolution in the shareholders’ meeting of Beijing Media for the merger or combination with, acquisition or investment in, any person;
(6)	Promptly inform Party A of the pending or threatened suit, arbitration or regulatory procedure concerning the shares of Beijing Media;
(7)	Execute all necessary or appropriate documents, take all necessary or appropriate action and bring all necessary or appropriate lawsuit or make all necessary and appropriate defense against all claims, in order to maintain the shareholding interest in Beijing Media;
(8)	Take no action or inaction that may materially affect the assets, business and liabilities of Beijing Media without Party A’s prior written consent;
(9)	Upon Party A’s request, appoint any person to be the director of Beijing Media;
(10)	Transfer promptly and unconditionally at once all of the shareholding of Beijing Media to Party A or designee of Party A and cause the other shareholders of Beijing Media to waive their right of first purchase to such equity, as requested by Party A, provided that such transfer is permitted under the PRC laws;
(11)	Not request Beijing Media to issue dividends or allocate its allocable profits to Party B;
(12)	Cause the other shareholder of Beijing Media to transfer promptly and unconditionally at once all of its shareholding of Beijing Media to Party A or designee of Party A and cause the other shareholders of Beijing Media to waive their right of first purchase to such equity, as requested by Party A, provided that such transfer is permitted under the PRC laws;
(13)	Promptly pay Party A any proceeds raised from the transfer of the shareholding of Party B to Party A or person designated by Party A;
(14)	Comply strictly with the terms of this Agreement and the Exclusive Purchase Right Agreement, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts;
(15)	If the dissolution or liquidation of Beijing Media is required under PRC law, Party B shall cause Beijing Media, to the extent permitted by applicable law, to sell the assets of Beijing Media at the lowest possible price, and use any proceeds to repay the loan to Party A; and
(16)	In the event of mandatory dissolution or liquidation discussed above, Party B shall pay Party A any additional benefit derived from nonreciprocal transfer. If PRC law bars such transfer, Party B shall make such payment to Party A or its designee in a manner in accord with applicable law.

12.	Party B, as a major shareholder of Beijing Media, agrees that it shall cause Beijing Media, to perform the following obligations during the term of this Agreement,
(1)	Not to supply, amend or modify its articles of constitution, to increase or decrease its registered capital, or to change its capital structure in any way without Party A’s prior written consent;
(2)	Subject to good financial and business rules and practices, to maintain and operate its business and handle matters prudently and effectively;
(3)	Not to sell, transfer, mortgage, dispose of in any other way, or to create other security interest on, any of its assets, business or legal right to collect interests without Party A’s prior written consent;
(4)	Without Party A’s prior written consent, not to create, succeed to, guarantee or permit any debt, except (i) the debt arising in the course of the ordinary or daily business operation, but not arising from the loan, and (ii) debt which was previously reported to Party A or approved in writing by Party A;
(5)	To operate the business of Beijing Media in the ordinary course in order to maintain the value of its assets;
(6)	Without Party A’s prior written consent, not to execute any material contracts (for this clause, a contract will be deemed material if the value of it exceeds RMB100,000) except those executed during the ordinary course of business;
(7)	To provide all operational and financial information to Party A, if requested by Party A;
(8)	Not to merge or combine with, buy or invest in, any other person without Party A’s prior written consent;

(9)	Without Party A’s prior written consent, not to issue dividends to each shareholder in any form, however, Beijing Media shall promptly allocate all its allocable profits to each of its shareholders upon Party A’s request;
(10)	To promptly inform Party A of any pending or threatened suit, arbitration or regulatory notice concerning the assets, business or income of Beijing Media;
(11)	To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate lawsuits or to make all necessary and appropriate defenses against all claims, in order to maintain the ownership by Beijing Media of its assets;
(12)	To comply strictly with the terms under the technical service contract and other contracts, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts.

13.	Party B further agrees that, it shall pledge their complete shareholding in Beijing Media to eLongNet Technology as a guarantee of the payment obligation of Beijing Media under the technical service contract. Party B shall promptly handle procedures for the registrations of the pledge at the company registration authority after execution of this Agreement.

14.	The Agreement shall be binding on the Parties and their assigned and permitted transferees, and executed only for their interest. Without the prior written consent of the other Party, no party shall transfer, pledge or transfer in any other way the rights, interest or obligations under this Agreement.

15.	The execution, validity, interpretation, performance, modification, termination and settlement of disputes of this Agreement shall be governed by PRC law.

16.	Arbitration
(1)	Any dispute, controversy or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). The Arbitration Commission shall conduct arbitration in accordance with the rules of Arbitration in effect on the date of application. The arbitration award shall be final and binding upon both parties.
(2)	The arbitration site shall be in Beijing.
(3)	The arbitral language shall be Chinese.
(4)	The arbitral panel shall be composed of three arbitrators. Each party should respectively appoint an arbitrator, the chairman of the arbitral panel shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitral appointments, the director of the Arbitration Commission shall have the right to appoint the chief arbitrator. The chief arbitrator shall not be a Chinese citizen or United States citizen.
(5)	Both parties agree that the court of arbitration established according to the regulation shall have the right to provide effective relief in accordance with PRC law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties confirm that any court having jurisdiction (including PRC courts) may carry out performance of the arbitral award.
(6)	Both parties agree to conduct arbitration in accordance with this Section, and irrevocably waive the right to appeal, reexamine or prosecute to national court or other judicial body in any form, subject to the effectiveness of this waiver. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

17.	This Agreement shall be effective as of the date first set forth above and shall remain in force until all obligations of the Parties are been fully performed.

18.	In no circumstances does Party B have a right of early termination of this Agreement.

19.	The Parties may enter into agreements to amend or supplement this Agreement; Party A has the right to amend or supplement this Agreement, and Party B shall cooperate and unconditionally sign any additional documents. Any outstanding issues of this agreement, if any, shall be supplemented by parties hereto through signing a written agreement. Any amendment, change and supplement executed by all the parties and any appendix of this Agreement shall be the indispensable part of this Agreement.

20.	This Agreement contains the full text of the agreement between the Parties, and replaces all prior oral negotiations or written opinions regarding the matters contained herein, including but not limited to the Fifth Amended and Restated Loan Agreement, dated June 11, 2010.

21.	This Agreement is severable; any invalid or unenforceable clause of this Agreement will not affect the effectiveness and enforceability of other clause of this Agreement.

22.	All the parties shall strictly protect and maintain the confidentiality of all business, operations and financial data acquired from the other Parties under this Agreement.

23.	This Agreement is in triplicate and each Party holds one copy. Each original has the same legal effect.

[No text hereunder]

[signature page to Amended and Restated Loan Agreement]

Party A: eLong, Inc.
Authorized Representative (Signature):	/s/ Sami Farhad

Party B: Guangfu Cui
Signature:	/s/ Guangfu Cui

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